EXHIBIT 99.1

IDEX REPORTS ADJUSTED EPS OF $2.68 FOR THE YEAR AND $0.69 FOR Q4 WITH RECORD 2012 FREE CASH FLOW

LAKE FOREST, IL, February 4 – IDEX Corporation (NYSE: IEX) today announced its financial results for the three-and twelve-month periods ended December 31, 2012.

Full Year 2012

•	Orders increased 7 percent compared to the prior year (+3 percent organic, +5 percent acquisition and -1 percent foreign currency translation).

•	Sales increased 6 percent compared to the prior year (+3 percent organic, +5 percent acquisition and -2 percent foreign currency translation).

•	Adjusted operating margin of 18.4 percent was up 30 basis points from the prior year.

•

Adjusted net income of $224 million, which excludes a preliminary non-cash pre-tax impairment charge of $198 million and pre-tax restructuring charges of $32 million, represents an increase of 5 percent compared to the prior year adjusted net income of $214 million.

•	Reported net income of $38 million, which reflects the previously mentioned charges, represents a decrease of 81 percent compared to the prior year reported net income of $194 million.

•	Adjusted EPS of $2.68 was 12 cents, or 5 percent, higher than the prior year adjusted EPS of $2.56.

•	Reported EPS of 45 cents, which reflects the previously mentioned charges, represents a decrease of 81 percent compared to the prior year reported EPS of $2.32.

•	Adjusted EBITDA of $438 million, which represents a record and an 8 percent increase from the prior year, was 22 percent of sales and covered interest expense over 10 times.

•	Record free cash flow of $295 million, which represents a 30 percent increase from the adjusted prior year, was over 132 percent of adjusted net income.

•	The Company completed the repurchase of 2.2 million shares of common stock for $90 million in 2012.

Fourth Quarter 2012

New orders in the quarter totaled $482 million, up 8 percent from the prior year period. Sales in the quarter totaled $491 million, 2 percent higher than the prior year period. For the quarter, on an organic basis, orders were 5 percent higher and sales were flat compared with the prior year period.

In the fourth quarter, the Company recorded a preliminary non-cash goodwill and intangible asset impairment charge of $198 million in its Optics & Photonics and Water platforms. Excluding the impact of the impairment charge and restructuring charges of $18 million, fourth quarter 2012 operating income was $91 million. This resulted in an adjusted operating margin of 18.5 percent, up 70 basis points from the prior year adjusted operating margin, primarily due to productivity and benefits from structural cost actions.

Excluding the impact of the above-mentioned charges, fourth quarter adjusted earnings per share was 69 cents, an increase of 4 cents, or 6 percent, from the prior year.

Free cash flow was $79 million for the quarter, an 8 percent increase from the adjusted prior year fourth quarter due to improved operating working capital.

“IDEX is proud to announce in 2012, our 25th anniversary year, we once again achieved record orders, sales and free cash flow. Our flexible operating model drove productivity improvements which, together with structural cost reductions, increased operating margins to 18.4 percent for 2012. I’m pleased with our profit flow-thru of greater than 50 percent on organic revenue growth in 2012.

In the face of uncertain market conditions throughout 2012, our team executed well. We delivered record free cash flow of $295 million, up $69 million over last year, resulting in cash conversion of 132 percent. Operationally, we reduced inventory by over $20 million from the prior year. Our strong balance sheet and ability to convert cash allows us to execute our capital deployment strategy.

In the fourth quarter we finalized our restructuring activities. No further restructuring is currently planned. We will continue to drive productivity through our proven operational excellence capabilities. Our focus on cost reduction has allowed us to make growth-focused investments while still netting a $12 million, or 10 cents of EPS, benefit in 2013.

Difficult end market conditions resulted in impairment charges in our Optics & Photonics and Water platforms. Throughout the year, we have aggressively restructured both platforms and are well positioned to take advantage of long-term growth opportunities.

As we enter 2013, our team is focused on executing our strategic priorities. With over one billion dollars of capital availability, we will continue to fund organic growth, while remaining committed to our capital deployment objectives of strategic acquisitions, shareholder dividends and share repurchases. Looking ahead, we see low- to mid-single digit organic growth in 2013, with escalating growth in the second half of the year.

On a regional basis, North America remains steady, the Asian markets are improving, and we see stabilization in Europe. Based on this outlook, for 2013 we are forecasting EPS of $2.85 to $2.95, up 6 to 10 percent over 2012 adjusted EPS of $2.68. Our projected first quarter EPS is in the range of 70 to 72 cents, up 6 to 9 percent.

Andrew K. Silvernail

Chairman and Chief Executive Officer

Fourth Quarter 2012 Business Highlights (Operating margin excludes non-cash impairment, restructuring and non-cash fair value inventory charges)

Fluid & Metering Technologies

•	Sales in the fourth quarter of $212 million reflected a 2 percent decrease compared to the fourth quarter of 2011 (-1 percent organic and -1 percent foreign currency translation).

•	Operating margin of 21.0 percent represented a 120 basis point improvement compared with the fourth quarter of 2011 primarily due to productivity and cost reduction initiatives.

Health & Science Technologies

•	Sales in the fourth quarter of $175 million reflected a 6 percent increase compared to the fourth quarter of 2011 (-3 percent organic and +9 percent acquisitions).

•

Operating margin of 18.4 percent represented a 100 basis point decrease compared with the fourth quarter of 2011 primarily due to lower margins from recently acquired businesses. Sequentially, operating margin improved 110 basis points.

Fire & Safety/Diversified Products

•	Sales in the fourth quarter of $109 million reflected a 9 percent increase compared to the fourth quarter of 2011 (+10 percent organic and -1 percent foreign currency translation).

•	Operating margin of 24.2 percent represented a 200 basis point increase compared with the fourth quarter of 2011 primarily due to higher volume and improved productivity.

For the fourth quarter of 2012, Fluid & Metering Technologies contributed 43 percent of sales and 43 percent of operating income; Health & Science Technologies accounted for 35 percent of sales and 31 percent of operating income; and Fire & Safety/Diversified Products represented 22 percent of sales and 26 percent of operating income.

Non-Cash Impairment Charge

Under U.S. GAAP, companies are required to conduct an annual impairment test for each business, or more frequently if an event occurs or circumstances change. An impairment charge is required when the fair value is less than the carrying value of a business.

On February 1, 2013, the Company concluded that a significant non-cash impairment charge was required in the fourth quarter of 2012 to reduce the carrying value of goodwill and intangible assets within the Optics & Photonics platform and goodwill and long-lived assets within the Water platform. The goodwill at Optics & Photonics primarily originated from the 2011 acquisition of CVI Melles Griot and the goodwill in the Water platform primarily originated from the 2008 acquisitions of IETG and ADS. As a result of our annual test, an impairment charge was required within Optics & Photonics due to continued softness in the Optics & Photonics end markets. In addition, we were required to perform an interim impairment test in the Water platform due to the reorganization of certain FMT businesses in the fourth quarter. This reorganization, combined with continued softness in municipal end markets, contributed to the impairment charge.

The Company currently estimates the pre-tax charge associated with this impairment to be in the range of $198 to $238 million. An estimated charge of $198 million has been included in the fourth quarter and full-year operating results reported herein based on preliminary valuation results. Pending the completion of these valuations and the associated deferred tax asset impact, the charge will be finalized and updated, if necessary, in the filing of the Company’s Form 10-K for the period ended December 31, 2012.

The non-cash accounting charge will not affect our liquidity, operations or ongoing financial performance.

EBITDA and Free Cash Flow

EBITDA means earnings before interest, income taxes, depreciation and amortization, while free cash flow means cash flow from operating activities less capital expenditures plus the excess tax benefit from stock-based compensation. Management uses these non-GAAP financial measures as internal operating metrics and for enterprise valuation purposes. Management believes these measures are useful as analytical indicators of leverage capacity and debt servicing ability, and uses them to measure financial performance as well as for planning purposes. However, they should not be considered as alternatives to net income, cash flow from operating activities or any other items calculated in accordance with U.S. GAAP, or as an indicator of operating performance. The definitions of EBITDA and free cash flow used here may differ from those used by other companies.

EBITDA and Free Cash Flow bridge

	For the Quarter Ended						For the Year Ended
	December 31,				September 30,		December 31,
	2012	2011	Change		2012	Change	2012	2011	Change

g Income (Loss) before Taxes	$(135.9)	$67.2	n/m	%	$70.2	n/m %	$86.2	$273.9	(69)%

g Depreciation and Amortization	20.4	19.3	6		19.5	4	78.3	72.4	8
g Interest	10.5	8.4	25		10.5	—	42.3	29.3	44

g EBITDA	(105.0)	94.9	n/m		100.2	n/m	206.8	375.6	(45)

g CVI Fair Value Inventory	—	—	—		—	—	—	15.8	(100)
g Restructuring charge	17.9	9.4	90		7.1	n/m	32.5	12.3	n/m
g Impairment charge	198.5	—	100		—	100	198.5	—	100

g Adjusted EBITDA	$111.4	$104.3	7		$107.3	4	$437.8	$403.7	8

g Cash Flow from Operating Activities	$85.7	$41.6	n/m	%	$101.0	(15)%	$326.1	$217.2	50%
g Capital Expenditures	(7.7)	(7.2)	7		(9.4)	(18)	(35.8)	(35.2)	2
g Excess Tax Benefit from Stock-Based Compensation	1.2	0.4	n/m		0.8	41	4.5	5.3	(16)

g Free Cash Flow	79.2	34.8	n/m		92.4	(14)	294.8	187.3	57
g Forward Swap	—	38.7	(100)		—	—	—	38.7	(100)

g Adjusted Free Cash Flow	$79.2	$73.5	8		$92.4	(14)	$294.8	$226.0	30

Conference Call to be Broadcast over the Internet

IDEX will broadcast its fourth quarter earnings conference call over the Internet on Tuesday, February 5, 2013 at 9:30 a.m. CT. Chairman and Chief Executive Officer Andy Silvernail and Vice President and Chief Financial Officer Heath Mitts will discuss the Company’s recent financial performance and respond to questions from the financial analyst community. IDEX invites interested investors to listen to the call and view the accompanying slide presentation, which will be carried live on its website at www.idexcorp.com. Those who wish to participate should log on several minutes before the discussion begins. After clicking on the presentation icon, investors should follow the instructions to ensure their systems are set up to hear the event and view the presentation slides, or download the correct applications at no charge. Investors will also be able to hear a replay of the call by dialing 855.859.2056 (or 404.537.3406 for international participants) using the ID # 86510532.

Forward-Looking Statements

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended. These statements may relate to, among other things, capital expenditures, cost reductions, cash flow, and operating improvements and are indicated by words or phrases such as “anticipate,” “estimate,” “plans,” “expects,” “projects,” “should,” “will,” “management believes,” “the company believes,” “the company intends,” and similar words or phrases. These statements are subject to inherent uncertainties and risks that could cause actual results to differ materially from those anticipated at the date of this news release. The risks and uncertainties include, but are not limited to, the following: economic and political consequences resulting from terrorist attacks and wars; levels of industrial activity and economic conditions in the U.S. and other countries around the world; pricing pressures and other competitive factors, and levels of capital spending in certain industries – all of which could have a material impact on order rates and IDEX’s results, particularly in light of the low levels of order backlogs it typically maintains; its ability to make acquisitions and to integrate and operate acquired businesses on a profitable basis; the relationship of the U.S. dollar to other currencies and its impact on pricing and cost competitiveness; political and economic conditions in foreign countries in which the company operates; interest rates; capacity utilization and the effect this has on costs; labor markets; market conditions and material costs; and developments with respect to contingencies, such as litigation and environmental matters. The forward-looking statements included here are only made as of the date of this news release, and management undertakes no obligation to publicly update them to reflect subsequent events or circumstances. Investors are cautioned not to rely unduly on forward-looking statements when evaluating the information presented here.

About IDEX

IDEX Corporation is an applied solutions company specializing in fluid and metering technologies, health and science technologies, and fire, safety and other diversified products built to its customers’ exacting specifications. Its products are sold in niche markets to a wide range of industries throughout the world. IDEX shares are traded on the New York Stock Exchange and Chicago Stock Exchange under the symbol “IEX”.

For further information on IDEX Corporation and its business units, visit the company’s website at www.idexcorp.com.

(Tables follow)

IDEX CORPORATION

Condensed Statements of Consolidated Operations

(in thousands except per share amounts)

(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net sales	$490,838	$480,683	$1,954,258	$1,838,451
Cost of sales	287,980	287,081	1,150,558	1,099,778

Gross profit	202,858	193,602	803,700	738,673
Selling, general and administrative expenses	112,059	108,218	444,490	421,703
Impairment	198,519	—	198,519	—
Restructuring expenses	17,869	9,383	32,473	12,314

Operating income (loss)	(125,589)	76,001	128,218	304,656
Other expense (income) - net	(217)	442	(236)	1,443
Interest expense	10,516	8,395	42,250	29,332

Income (loss) before income taxes	(135,888)	67,164	86,204	273,881
Provision for income taxes	(16,869)	19,776	48,574	80,024

Net income (loss)	$(119,019)	$47,388	$37,630	$193,857

Earnings per Common Share:

Basic earnings (loss) per common share (a)	$(1.45)	$0.57	$0.45	$2.34

Diluted earnings (loss) per common share (a)	$(1.45)	$0.57	$0.45	$2.32

Share Data:

Basic weighted average common shares outstanding	82,296	82,596	82,689	82,145

Diluted weighted average common shares outstanding	82,296	83,573	83,641	83,543

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	December 31,	December 31,
	2012	2011

Assets
Current assets
Cash and cash equivalents	$318,864	$230,259
Receivables - net	256,095	252,845
Inventories	234,950	254,258
Other current assets	71,956	51,799

Total current assets	881,865	789,161
Property, plant and equipment - net	219,161	213,717
Goodwill and intangible assets	1,663,099	1,813,588
Other noncurrent assets	21,265	19,641

Total assets	$2,785,390	$2,836,107

Liabilities and shareholders’ equity
Current liabilities
Trade accounts payable	$117,341	$110,977
Accrued expenses	150,176	130,696
Short-term borrowings	7,335	2,444
Dividends payable	16,575	14,161

Total current liabilities	291,427	258,278
Long-term borrowings	779,241	806,366
Other noncurrent liabilities	249,724	258,328

Total liabilities	1,320,392	1,322,972
Shareholders’ equity	1,464,998	1,513,135

Total liabilities and shareholders’ equity	$2,785,390	$2,836,107

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IDEX CORPORATION

Company and Business Group Financial Information

(dollars in thousands)

(unaudited)

	Three Months Ended December 31, (b)		Twelve Months Ended December 31, (b)
	2012	2011 (c)	2012	2011 (c)

Fluid & Metering Technologies
Net sales	$211,855	$216,920	$833,288	$831,287
Operating income (d)	44,455	42,879	180,630	167,679
Operating margin	21.0%	19.8%	21.7%	20.2%
Depreciation and amortization	$7,445	$7,527	$29,637	$32,368
Capital expenditures	3,784	2,723	13,535	12,543

Health & Science Technologies
Net sales	$174,661	$165,281	$695,235	$607,900
Operating income (d) (e)	32,214	32,086	122,708	123,967
Operating margin	18.4%	19.4%	17.6%	20.4%
Depreciation and amortization	$10,687	$9,369	$39,981	$30,055
Capital expenditures	2,704	3,020	13,140	12,938

Fire & Safety/Diversified Products (c)
Net sales	$108,880	$99,611	$437,053	$402,425
Operating income (d)	26,296	22,156	104,461	91,128
Operating margin	24.2%	22.2%	23.9%	22.6%
Depreciation and amortization	$1,881	$1,955	$7,107	$8,516
Capital expenditures	1,471	1,059	6,654	5,644

Company
Net sales	$490,838	$480,683	$1,954,258	$1,838,451
Operating income (d)	90,799	85,384	359,210	332,770
Operating margin	18.5%	17.8%	18.4%	18.1%
Depreciation and amortization (f)	$20,374	$19,270	$78,312	$72,386
Capital expenditures	8,254	7,412	35,520	34,548

(a)	Calculated by applying the two-class method of allocating earnings to common stock and participating securities as required by ASC 260, Earnings Per Share.
(b)	Three and twelve month data includes acquisitions of Matcon (July 2012), ERC (April 2012), CVI Melles Griot (June 2011), Microfluidics (March 2011) and Advanced Thin Films (January 2011) in the Health & Science Technologies segment from the date of acquisition.
(c)	Financial data for 2011 has been revised to reflect the transfer of our Trebor business unit from the Health & Science Technologies segment to the Fluid & Metering Technologies segment as well as the movement of the Dispensing Equipment segment into the Fire & Safety/Diversified Products segment.
(d)	Group operating income excludes unallocated corporate operating expenses while both Group and Company operating income excludes the impairment charge in 2012 (for the Fluid & Metering Technologies and Health & Science Technologies segments) and restructuring related charges for 2012 and 2011.
(e)	Operating income excludes $15.8 million for the twelve months ending December 31, 2011 related to a non-cash acquisition fair value inventory charge.
(f)	Depreciation and amortization excludes amortization of debt issuance expenses.

Investor Supplement

IDEX Corporation

Reconciliation of GAAP to Non-GAAP Financial Measures

(in thousands, except per share amounts)

(unaudited)

Three Months ended December 31, 2012

	GAAP As Reported	Restructuring Expense	Impairment Charge	Non-GAAP Adjusted (ex charges)

Net sales	$490,838			$490,838
Cost of sales	287,980			287,980

Gross profit	202,858			202,858
SG&A	112,059			112,059
Impairment	198,519		(198,519)	—
Restructuring expenses	17,869	(17,869)		—

Operating income (loss)	(125,589)	17,869	198,519	90,799
Other expense (income) - net	(217)			(217)
Interest expense	10,516			10,516

Income (loss) before income taxes	(135,888)	17,869	198,519	80,500
Provision (benefit) for taxes	(16,869)	5,182	35,008	23,321

Net income (loss)	$(119,019)	$12,687	$163,511	$57,179

Earnings (loss) per common share	$(1.45)	$0.15	$1.99	$0.69

Twelve Months ended December 31, 2012

	GAAP As Reported	Restructuring Expense	Impairment Charge	Non-GAAP Adjusted (ex charges)

Net sales	$1,954,258			$1,954,258
Cost of sales	1,150,558			1,150,558

Gross profit	803,700			803,700
SG&A	444,490			444,490
Impairment	198,519		(198,519)	—
Restructuring expenses	32,473	(32,473)		—

Operating income	128,218	32,473	198,519	359,210
Other expense (income) - net	(236)			(236)
Interest expense	42,250			42,250

Income before income taxes	86,204	32,473	198,519	317,196
Provision for taxes	48,574	9,547	35,008	93,129

Net income	$37,630	$22,926	$163,511	$224,067

Earnings per common share	$0.45	$0.27	$1.95	$2.68